SCHEDULE 14A

                                 (Rule 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
              Proxy Statement Pursuant to Section 14(a) Securities
                              Exchange Act of 1934


Filed by the Registrant                         |_|

Filed by a party other than the Registrant      |X|

     Check the appropriate box:

|_|  Preliminary Proxy Statement

|_| Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

|_|  Definitive Proxy Statement

[X]  Definitive Additional Materials

|_|  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                        REAL ESTATE ASSOCIATES LIMITED VI

                (Name of Registrant as Specified in Its Charter)

                              BOND PURCHASE, L.L.C.

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

|X|  No fee required

|_|  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transactions applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.)

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total Fee paid:

|_|  Fee paid previously with preliminary materials

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount previously paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing party:

     (4)  Date filed:

                              Bond Purchase, L.L.C.
                                 104 Armour Road
                        North Kansas City, Missouri 64116


                                 August 2, 2001


Dear Fellow Limited Partner:

     We are writing to you again to inform you that our solicitation to remove NAPICO as the general partner of REAL VI and elect our affiliate, NEW G.P. as the new general partner, unfortunately, must be extended to September 14, 2001. As you will remember from our earlier communication, we first received the books and records of the Partnership only a few short weeks ago.

     We believe we have uncovered numerous questionable transactions in the Partnership's books and records we have reviewed to date. Unfortunately, the order handed down by the Superior Court of the State of California granting us access to the books and records limits our dissemination of specific information regarding the Partnership. However, the questionable transactions we have uncovered are serious enough for us to extend this solicitation until we complete a comprehensive review of all the documents given to us by NAPICO. We will use this additional time to complete our review and assess our exposure should our affiliate be elected as the new general partner.

     While under no obligation to provide the REAL VI Partnership information in any format or chronological order, NAPICO delivered more than 100 boxes of material to us in reverse chronological order. In addition to the REAL VI
Partnership documents, many irrelevant documents from the local limited partnerships over the past 20 years were also included. We are making every effort possible to rearrange, catalog and review those documents.

                          NAPICO'S MOST RECENT LAWSUIT

     In NAPICO's most recent letter to you dated July 26, 2001, it claims we conveniently failed to tell you about a lawsuit filed by NAPICO on June 19, 2001, against Mr. Johnson and entities with which he is affiliated. We did not fail to mention the lawsuit - we believe the claims made in the lawsuit are absurd and not worthy of discussion. However, since NAPICO chooses to give you half-truths in an attempt to sway your opinion, we will give you the facts and let you decide for yourself.

     NAPICO is an investor in two partnerships, commonly known as Pineridge and Quivira, in which affiliates of Mr. Johnson are a general partner. Those partnerships do indeed hold over $2.2 million that, according to their respective partnership agreements, is due to be distributed on or before August 30, 2001. We are unaware of any valid reason why NAPICO demanded the early distribution of those funds that were received on June 11, 2001, and then sued us 8 days later alleging a violation of the partnership agreements. Apparently, NAPICO wants its money in a matter of days but expects investors in its Partnership to wait over three years for their money. We believe this vindictive and retaliatory lawsuit is baseless and without merit.

     We also believe implicit in NAPICO's lawsuit is the underlying fact that NAPICO is an investor in partnerships that are affiliated with Mr. Johnson. Clearly, NAPICO had enough trust in Mr. Johnson to invest tens of millions of dollars in 20 separate partnerships he is affiliated with, and with good reason
- Mr. Johnson gets results.

     When Mr. Johnson began to demand that NAPICO adhere to the REAL VI and REAL III partnership agreements, NAPICO unleashed what we believe to be a series of baseless and retaliatory lawsuits. We believe Mr. Johnson's compliance with the Pineridge and Quivira partnership agreements, and his commitment to adhere to the REAL VI Partnership Agreement are precisely the reasons you should support Bond Purchase and New G.P.

                                OTHER LITIGATION

     As a limited partner in REAL VI you are a participant in a lawsuit filed on behalf of all limited partners of REAL VI in United States District Court, Central District of California. Four of your fellow limited partners initiated this lawsuit on August 27, 1998, in connection with the sale of 13 of the 34 underlying assets of REAL VI by NAPICO to a NAPICO affiliate. Bond Purchase, L.L.C. is NOT a party to this lawsuit, other than as a limited partner such as yourself.

     The defendants in the suit are: NAPICO, Alan J. Casden, Charles H. Boxenbaum and others. The lawsuit alleges violations of Section 14(a) of the Securities and Exchange Act of 1934, a breach of fiduciary duty and breach of trust by the defendants - NAPICO and others.

     The complaint alleges, as a result of the sale by NAPICO of the 13 local limited partnerships to their affiliated REIT, limited partners' tax liability resulting from the transaction would be as much as $820 more per unit than the cash distributed by REAL VI. The complaint further alleges that the tax liability was a direct result of the managing general partner of the local limited partnerships:

     o not obtaining an independent market valuation;

     o not seeking to obtain offers from unaffiliated third parties;

     o misleading limited partners by suggesting that third parties would not be interested in bidding; and

     o not including reserves and other assets held by the local limited partnerships.

     NAPICO has claimed that our plan to sell the remaining Partnership assets may cause the limited partners to incur significant tax liabilities. However,
Section 9.3(d) of the Partnership  Agreement  states the  "Partnership  WILL NOT
SELL any Project or Project Interest except pursuant to exempted sales to qualified tenant groups, if the cash proceeds would be less than the taxes at the then maximum state and federal tax rates..."(emphasis added).

     We have ongoing concerns that if NAPICO is allowed to remain as the general partner, there can be no assurances that any future sales of Partnership assets by NAPICO will adhere to this provision in the Partnership Agreement.

                  MATERIALLY FALSE AND MISLEADING SOLICITATIONS

     The complaint further lists alleged Materially False and Misleading statements because NAPICO:

     o omitted reserves held by the local limited partnerships;

     o omitted the value of the management fees;

     o omitted the fair value of all assets to be received by NAPICO;

     o placed limits on the fairness opinion issued by Robert A. Stanger & Co., Inc.;

     o encouraged unitholders to rely on a fairness opinion which excluded Tens of Millions of Dollars of Undisclosed and Unspecified assets; and

     o seven other Materially False and Misleading statements.

     Bond Purchase, L.L.C., while not a party to this lawsuit other than as a unitholder, agrees with the plaintiffs that NAPICO made Materially False and Misleading statements in its August 1998 Solicitation Statement.

     NAPICO claimed in 1998 that they would "eventually" liquidate the Partnership. We are concerned that if the remaining assets are not fully disclosed or properly valued, when "eventually" occurs, limited partners may receive less than they deserve and may pay more in taxes.

                      THE TIME HAS COME TO REPLACE NAPICO.
                         THE TIME HAS COME FOR A CHANGE.
                         -------------------------------

     Several of your fellow limited partners have expressed confusion relating to NAPICO's consent form and their ability to vote your units "IF NO DIRECTION IS MADE..." In order to support Bond Purchase by removing NAPICO and electing New

G.P., L.L.C. you need to return a properly executed GREEN consent form, DO NOT return a white consent revocation form. NAPICO cannot vote your units without your specific authorization. If you have executed a valid GREEN consent by marking, dating and signing exactly as your name appears on the Partnership's registration, including your title as trustee or corporate officer if appropriate AND HAVE NOT SIGNED A REVOCATION, you do not need to sign a new GREEN consent form. If you are unsure, please take this opportunity to mark, sign and date the enclosed GREEN consent form.

     If you have not voted, please take this opportunity to mark, sign, date and return the enclosed GREEN consent form in the postage paid envelope provided. If you inadvertently signed a NAPICO consent revocation, you have every right to change your vote. Properly executing a GREEN consent form to remove NAPICO and elect New G.P., L.L.C. as the new general partner will replace your prior vote. Only your latest dated, properly executed consent form will be voted.

     If you need additional information, please call N.S. Taylor & Associates, Inc. who is assisting us with this solicitation. They can be reached toll free at 1.800.711.8662 and will answer any additional questions you may have.

     This letter is being mailed to all unitholders on or about August 2, 2001.


                                                      Very Truly Yours,


                                                      Bond Purchase, L.L.C.


 ------------------------------------------------------------------------------
|                                                                              |
|                              ---- IMPORTANT ----                             |
|                                                                              |
|         Please  be sure to mark,  sign,  date and  mail  your  GREEN         |
|         consent form. We urge you not to sign any consent revocation         |
|         card  which is sent to you by REAL VI. If you  inadvertently         |
|         execute a white consent  revocation card, it will invalidate         |
|         your consent to remove the general partners.                         |
|                                                                              |
|           WE URGE YOU NOT TO SIGN A WHITE CONSENT REVOCATION CARD.           |
|                                                                              |
|         If you have  questions  or need  assistance  in voting  your         |
|         units,  please contact our information  agent, N.S. Taylor &         |
|         Associates, Inc., who is assisting us with this matter:              |
|                                                                              |
|                        N.S. Taylor & Associates, Inc.                        |
|                                                                              |
|                              1.800.711.8662                                  |
 ------------------------------------------------------------------------------

                        Real Estate Associates Limited VI
              a California Limited Partnership (the "Partnership")

                           CONSENT OF LIMITED PARTNER

          THIS CONSENT IS SOLICITED ON BEHALF OF BOND PURCHASE, L.L.C.

LIMITED PARTNERS WHO RETURN A SIGNED CONSENT BUT FAIL TO INDICATE THEIR APPROVAL OR DISAPPROVAL AS TO ANY MATTER WILL BE DEEMED TO HAVE VOTED TO APPROVE SUCH
MATTER.  THIS  CONSENT  IS  VALID  FROM THE DATE OF ITS  EXECUTION  UNLESS  DULY
REVOKED.

  THIS CONSENT CARD WILL REVOKE ANY PREVIOUSLY EXECUTED REVOCATION OF CONSENT.

The undersigned has received the Consent Solicitation Statement dated June 8, 2001, as amended July 31, 2001 ("Consent Solicitation Statement") by Bond Purchase, L.L.C., a Missouri limited liability company ("Bond Purchase"), seeking the approval by written consent of the following proposals:

(1)  the  removal  of  the  current  general  partners,   National   Partnership
Investments Corp., a California corporation and National Partnership Investment Associates, a California limited partnership; and

(2) the continuation of the Partnership and the election of New G.P. as the new general partner of the Partnership (which is conditioned on the approval of proposal (1) above).

Each of the undersigned, by signing and returning this Consent, hereby constitutes and appoints Bond Purchase, acting through its officers and employees as his or her attorney-in-fact for the purposes of executing any and all documents and taking any and all actions required under the Partnership Agreement in connection with this Consent and the Consent Solicitation Statement or in order to implement an approved proposal; and hereby votes all limited partnership interests of the Partnership held of record by the undersigned as follows for the proposals set forth above, subject to the Consent Solicitation Statement.

Proposal                                         FOR     AGAINST     ABSTAIN

1. Removal of General Partners                   [ ]       [ ]         [ ]

2. Continuation of the Partnership  and          [ ]       [ ]         [ ]
   election of new general partner,  New G.P.

(Please sign exactly as your name appears on the Partnership's records. Joint owners should each sign. Attorneys-in-fact, executors, administrators, trustees, guardians, corporation officers or others acting in representative capacity should indicate the capacity in which they sign and should give FULL title, and submit appropriate evidence of authority to execute the Consent)

                                            Dated: _______________________, 2001
                                                 (Important - please fill in)

                                              __________________________________
                                                               Signature / Title

                                              __________________________________
                                                               Signature / Title

                                              __________________________________
                                                                Telephone Number